Exhibit 20.6
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of December 1996
Distribution Date of January 15, 1997

Original Pool Amount                  $454,499,683.43
Subsequent Receivables
  (transferred 11/10/95)               $70,451,789.39

Beginning Pool Balance                $330,900,935.56
Beginning Pool Factor                       0.6303458

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay) $15,445,250.36
  Interest Collected                    $2,776,720.09

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries         $583,597.57
Total Additional Deposits                 $583,597.57
Repos/Chargeoffs                          $397,957.37
Aggregate Number of Notes Charged Off              97

Total Available Funds                  $18,805,568.02
Ending Pool Balance                   $315,057,727.83
Ending Pool Factor                          0.6001654

Servicing Fee                             $275,750.78

Repayment of Servicer Advances                  $0.00

Reserve Account:
  Beginning Balance                    $18,279,358.76
  Target Percentage                              5.50%
  Target Balance                       $17,328,175.03
  Minimum Balance                      $11,023,980.93
  (Release)/Deposit                      ($951,183.73)
  Ending Balance                       $17,328,175.03

Current Weighted Average APR:                  10.094%
Current Weighted Average
  Remaining Term (months):                      37.15

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,624,311.08    1,793
    31-60 days                             611,271.64      443
    60+ days                               206,317.28      104

    Total                                3,441,900.00    1,812

  Balances: 60+ days                     3,135,788.79      104

Memo Item - Reserve Account
  Prior Month                          $18,199,551.46
  + Invest. Income                          79,807.30
  - Transfer to Collections Account              0.00
    Beginning Balance                  $18,279,358.76

Exhibit 20.6
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of December 1996

                                                                         NOTES

                                       TOTAL          CLASS A-1        CLASS A-2        CLASS A-3      CERTIFICATES
Original
 Pool Amount Dist.:               $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                                0.00%           96.50%            0.00%           3.50%
 Coupon                                                     5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance            $330,900,935.56
Ending Pool Balance               $315,057,727.83
Collected Principal                $15,445,250.36
Collected Interest                  $2,776,720.09
Charge-Offs                           $397,957.37
Liquidation Proceeds/Recoveries       $583,597.57
Servicing                             $275,750.78
Cash Transfer from Reserve Acct             $0.00
  Total Collections Available
    for Debt Service               $18,529,817.24

Beginning Balance                 $330,900,935.56            $0.00   $29,059,956.78  $284,325,000.00  $17,515,978.78

Interest Due                        $1,668,109.83            $0.00      $143,846.79    $1,433,471.88      $90,791.16
Interest Paid                       $1,668,109.83            $0.00      $143,846.79    $1,433,471.88      $90,791.16
Principal Due                      $15,843,207.73            $0.00   $15,288,695.46            $0.00     $554,512.27
Principal Paid                     $15,843,207.73            $0.00   $15,288,695.46            $0.00     $554,512.27

Ending Balance                    $315,057,727.83            $0.00   $13,771,261.33  $284,325,000.00  $16,961,466.50
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                      0.0000           0.1377           1.0000          0.9231

Total Distributions                $17,511,317.56            $0.00   $15,432,542.25    $1,433,471.88     $645,303.43

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                    $1,018,499.68

Beginning Reserve Account Balance  $18,279,358.76
(Release)/Draw                       ($951,183.73)
Ending Reserve Account Balance     $17,328,175.03


(1) The Noteholder's Percentage will be 100% for each Distribution Date occuring before the Distribution in November 1996, and generally
    96.5%  thereafter until all  of the Notes  have been paid  in full.
    Principal  distributions  will be  paid  in the following priority:
    First to Class A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of December 1996

Trigger Events:   A) Loss Trigger
                  B) Delinquency Trigger
                  C) Noteholders Percent Trigger

                                   5                4                3                2                1
                                Aug 1996         Sep 1996         Oct 1996         Nov 1996         Dec 1996

Beg. Pool Balance            $387,147,305.22  $367,916,186.36  $355,444,399.13  $342,910,040.39  $330,900,935.56

A) Loss Trigger:
Principal of Contracts
  Charged off                  $1,159,529.59    $1,258,820.68    $1,150,726.00      $242,720.78      $397,957.37
Recoveries                       $420,683.88      $503,955.85    $1,554,542.19      $528,267.98      $583,597.57

Total Charged off
  (Months 5,4,3)               $3,569,076.27
Total Recoveries
  (Months 3,2,1)                2,666,407.74
Net Loss/(Recoveries)
  for 3 Mos.                     $902,668.53(a)

Total Balance
  (Months 5,4,3)           $1,110,507,890.71(b)

Loss Ratio Annualized [(a/b)(12)]     0.9754%

Trigger: Is Ratio> 1.5%                   No

B) Delinquency Trigger:
   Balance delinquency
     60+ days                                                    $1,667,390.81    $3,358,370.62  $3,135,788.79
   As % of Beginning
     Pool Balance                                                     0.46910%         0.97937%       0.94765%
   Three Month Average                                                0.64181%         0.72460%       0.79871%

Trigger: Is Average> 2.0%                 No

C) Noteholders Percent Trigger:      3.8126%
   Ending Reserve Account Balance
     not less than 1% of Initial
     Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%               No

Navistar Financial Corporation


by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer